             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                          FORM 8-K

                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934


        Date of Report (date of earliest event reported):
                       May 19, 1997




                     XEROX CORPORATION
   (Exact name of registrant as specified in its charter)



 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)


                   800 Long Ridge Road
                     P. O. Box 1600
            Stamford, Connecticut  06904-1600
    (Address of principal executive offices)(Zip Code)


    Registrant's telephone number, including area code:
                      (203) 968-3000


             This document consists of 2 pages.

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Item 5.   Other Events

On May 19, 1997 Registrant announced an agreement to sell the Industrial Indemnity Holdings, Inc. ("Industrial Indemnity") insurance unit of Talegen Holdings, Inc. ("Talegen"), to Fremont Indemnity Company ("Fremont"), a unit of Fremont General Corporation ("Fremont General").

Under the terms of the agreement, Fremont will acquire the stock of Industrial Indemnity for $365 million in cash, and Fremont General will pay off approximately $79 million of Industrial Indemnity's debt. The purchase price is in excess of book value and is consistent with the estimated value of the unit when Registrant discontinued its insurance operations in 1995. The transaction is subject to customary closing conditions and regulatory approvals.

Industrial Indemnity is a leading provider of workers compensation insurance coverage and risk management services primarily in the western United States.
 The company is based in San Francisco and has approximately 850 employees in 19 locations. In 1996, Industrial Indemnity had gross written premiums of $259 million and year-end policyholders' surplus of $249 million.

Fremont General, headquartered in Santa Monica, Calif., primarily specializes in providing workers compensation insurance on a nationwide basis through its operating subsidiary Fremont Indemnity Company.

Registrant announced in 1993 that it would disengage from the financial services business and focus exclusively on its core document processing business. Talegen was subsequently reorganized into seven independent property and casualty companies and four insurance-related service groups. Talegen's pending sale of Coregis Group, Inc., to a unit of GE Capital Corporation was announced in January and is expected to close shortly. Following the Industrial Indemnity announcement, three insurance groups remain for sale. Talegen is wholly owned by Xerox Financial Services, Inc., a subsidiary of Registrant.

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                        SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.


                                     XEROX CORPORATION

                                     By: MARTIN S. WAGNER
                                         Assistant Secretary

Dated: May 20, 1997

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